Exhibit 99.1
Needham & Company, LLC One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0910
October 27, 2005
Board of Directors
Icoria, Inc.
108 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709
Members of the Board:
Needham & Company, LLC (“Needham & Company”) hereby consents to the inclusion of its opinion letter, dated September 16, 2005, to the Board of Directors of Icoria, Inc. (“Icoria”) as Annex B to, and reference thereto under the captions “SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS — Opinion of Icoria’s Financial Advisor” and “PROPOSAL 1 — THE MERGER — Opinion of Icoria’s Financial Advisor” in, the Proxy Statement/Prospectus relating to the proposed merger involving Icoria and Clinical Data, Inc. (“Clinical Data”), which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Clinical Data. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Needham & Company, LLC

Needham & Company, LLC